Exhibit 99.1

Adamant DRI Wins $5+ Million Purchase Order from Key Regional Steel Industry Supplier

First substantial order since 2015 environmental upgrade shutdown and Q1 2017 relaunch

ZHANGJIAKOU, HEBEI PROVINCE, CHINA –(Marketwired – June 20, 2017) – Adamant DRI Processing and Minerals Group (OTCQB:ADMG), “Company”), a Hebei Province, People’s Republic of China based producer and supplier of direct reduced iron (DRI) feedstock for China’s steel manufacturing and processing industries, today announced it has secured a supply contract with JiangSu YanCheng YunQiJia Trading Co (“YunQiJia”), a leading processor and supplier of specialized steel to industry bellwethers Nanjing Iron and Steel Group and Jiangyin Xingcheng Special Steel Works.

The purchase order calls for delivery of minimum 25,000 tons, high quality DRI (88%-92% iron content) at prices ranging between 1,400-1,800 RMB/ton (approximately $209-$269/ton) within 2017, potentially generating sales of $5 million.

This is the Company’s first substantial order, and booked revenue, since it shut down in 2015 for a coal-to-natural gas power conversion and production overhaul intended to comply with strict Chinese environmental regulation, transforming the Chinese steel industry.

This relaunch was previously disclosed in an April 27, 2017 press release from the Company.

YunQiJia operates its own shipping port facility with two 20,000 ton and three 10,000 ton berths, serving as a vital logistical gateway for DRI produced and shipped from the Company’s Huaxin facility.

Given today’s announcement and a multitude of business development initiatives taking hold, the Company reaffirms its overall business outlook for 2017, which calls for revenue of at least $16 million.

“Since restart of commercial scale production in Q1, our product grade and reliability has risen to a level where we can deliver on orders from larger industry players,” commented Mr. Changkui Zhu, Adamant CEO. “This first order since restart of operations in Q1 is an important milestone.”

About Adamant DRI

Adamant DRI Processing and Minerals Group produces and sells direct reduced iron for use as feedstock to Chinese state owned and locally owned steel manufacturers. The Company is now emerging from a 2-year retooling period in response to Chinese environmental reforms. The Company's stock is traded on the OTCQB under the ticker symbol ADMG. Adamant DRI is based in Zhangjiakou, Hebei Province, People's Republic of China

Forward-looking Statements

This press release contains forward-looking statements regarding prospects, statements of future expectations, future events or our future financial performance. All statements other than present and historical facts and conditions contained in this release, including any statements regarding our future results of operations and financial positions, business strategy, plans and our objectives for future operations, are forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended). These statements are only predictions and reflect our current beliefs and expectations with respect to future events and are based on assumptions and subject to risk and uncertainties and subject to change at any time.